Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

Registration Statement Under the Securities Act of 1933

(Form Type)

CEVA, INC.

(Exact Name of the Registrant as Specified in its Charter)

Table 1: Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum aggregate offering price	Fee Rate	Amount of registration fee
Equity	Common stock, par value $0.001 per share:	457(c) and 457(h)	2,600,000	(1)	$27.145	(2)	$70,577,000	0.00015310	$10,805.34
Total Offering Amounts							$70,577,000		$10,805.34
Total Fee Offsets									$0.00
Net Fee Due									$10,805.34

(1)

This Registration Statement on Form S-8 registers 2,600,000 shares of the Registrant’s Common Stock issuable under (i) the Amended and Restated 2011 Equity Incentive Plan and (ii) Amended and Restated 2002 Employee Stock Purchase Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares of Common Stock that become issuable under the Registrant’s above referenced plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)

Calculated solely for purposes of this offering under Rule 457 (c) and (h) of the Securities Act of 1933, as amended, on the basis of the average of the high ($27.52) and low ($26.77) price per share of the Registrant’s Common Stock on the NASDAQ Global Market on May 2, 2025.